Exhibit 99.1

     ADDvantage Technologies Reports Record First Quarter Results

            Revenue Increases 20%; Net Income Climbs 15%

BROKEN ARROW, Oklahoma, February 8, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), today announced the financial results for its fiscal 2006 first quarter ended December 31, 2005.

Revenue for the 2006 first quarter increased 20% to $14.8 million from $12.3 million in the first quarter of 2005. Net income attributable to common stockholders in first quarter of 2006 rose 15% to $1.5 million, or $0.15 per diluted share, from $1.3 million, or $0.13 per diluted share, in the year-earlier period.

David Chymiak, ADDvantage Technologies Group Chairman of the Board, commented, "We are pleased with our first quarter results. Maintaining our status as the cable television (CATV) industry's leading distributor of new and refurbished equipment, we continue to see room to expand our operations. Our success is a result of a fundamentally sound, multi-faceted business model that emphasizes a commitment to our existing business while exploring possible new spaces within the industry that may provide us with increased long-term growth potential."

Ken Chymiak, ADDvantage Technologies Group President and CEO, commented, "Our strong revenue and net income growth demonstrates our ability to leverage our various resources as we continue to expand our business. First quarter results reflect new business agreements, including our exclusive distributorship for Scientific-Atlanta's System Amplifier III RF platform throughout the United States and Latin America, as well as the first full quarterly contribution from our acquisition of Jones Broadband International (JBI), a leading provider of television cable equipment and services. We believe our strategic relationships with blue chip product manufacturers, such as Scientific-Atlanta and Motorola, and unique ability to meet the needs of our customers swiftly by having product in stock will continue to drive future results."

"As we maintain our strong performance in equipment sales, we remain focused on expanding our equipment repair and service business. Our strategy to offer products and services that complement our existing capabilities enables us to strengthen customer relationships and increase our competitive advantage. The August 2005 acquisition of JBI has enhanced our equipment repair and service capabilities throughout the west coast and we expect this acquisition to be accretive to earnings in the current fiscal year."

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Scientific-Atlanta and Motorola, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Jones Broadband International. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)








                    ADDvantage Technologies Group, Inc.
                         Statement of Operations

                                                Three Months

                                                December 31,

                                         2005                2004
                                         ----                ----

          Revenues                   $14,753,611         $12,261,125

          Operating Income           $ 2,893,518         $ 2,488,841

          Net Income                 $ 1,741,594         $ 1,514,687

          Preferred Stock Dividends  $   210,000         $   210,000

          Net Income Applicable
            To Common Stock          $  1,531,594        $ 1,304,687

          Net Income Per Share
            of Common Stock
              Basic                  $       0.15        $      0.13
              Diluted                $       0.15        $      0.13

          Shares Used in Computing
           Net Income Per Share:
            Basic                      10,073,297         10,061,756
            Diluted                    10,116,782         10,117,873



For further information:                  KCSA Worldwide
Company Contact:                          Michael Cimini / Garth Russell
Ken Chymiak     (9l8) 25l-2887            (212) 896-1233 / (212) 896-1250
David Chymiak   (9l8) 25l-2887            mcimini@kcsa.com / grussell@kcsa.com